Exhibit 4.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

THIS NOTE IS SUBJECT TO THAT CERTAIN SUBORDINATION AGREEMENT ENTERED INTO BY AND AMONG BORROWER (AS DEFINED BELOW), LENDER (AS DEFINED BELOW), AND HERCULES GROWTH CAPITAL, INC., A MARYLAND CORPORATION, DATED JUNE 29, 2017 (THE “SUBORDINATION AGREEMENT”).

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. PURSUANT TO TREASURY REGULATION SECTION 1.1275-3, A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, AND YIELD TO MATURITY FOR THIS NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE BORROWER AT THE FOLLOWING ADDRESS: 201 MISSION STREET, SUITE 2375, SAN FRANCISCO, CALIFORNIA 94105.

SECURED CONVERTIBLE PROMISSORY NOTE

Effective Date: June 29, 2017	U.S. $2,155,000.00

FOR VALUE RECEIVED, JAGUAR ANIMAL HEALTH, INC., a Delaware corporation (“Borrower”), promises to pay to CHICAGO VENTURE PARTNERS, L.P., a Utah limited partnership, or its successors or assigns (“Lender”), $2,155,000.00 and any interest, fees, charges, and late fees on August 2, 2018 (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of eight percent (8%) per annum from the Purchase Price Date until the same is paid in full. This Secured Convertible Promissory Note (this “Note”) is issued and made effective as of June 29, 2017 (the “Effective Date”). This Note is issued pursuant to that certain Securities Purchase Agreement dated June 29, 2017, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Note. Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Note carries an OID of $425,000.00. In addition, Borrower agrees to pay $30,000.00 to Lender to cover Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”), all of which amount is included in the initial principal balance of this Note. The purchase price for this Note shall be $1,700,000.00 (the “Purchase Price”), computed as follows: $2,155,000.00 original principal balance, less the OID, less the Transaction Expense Amount. The Purchase Price shall be payable by Lender by wire transfer of immediately available funds.

1.                                      Payment; Prepayment.

1.1.                            Payment. All payments owing hereunder shall be in lawful money of the United States of America or Conversion Shares (as defined below), as provided for herein, and delivered to Lender at the address or bank account furnished to Borrower for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2.                            Prepayment. Notwithstanding the foregoing, so long as Borrower has not received a Lender Conversion Notice (as defined below) or a Redemption Notice (as defined below) from Lender where the applicable Conversion Shares have not yet been delivered, then Borrower shall have the right, exercisable on not less than five (5) Trading Days prior written notice to Lender to prepay the Outstanding Balance of this Note, in full, in accordance with this Section 1.2. Any notice of prepayment hereunder (an “Optional Prepayment Notice”) shall be delivered to Lender at its registered address and shall state: (i) that Borrower is exercising its right to prepay this Note, and (ii) the date of prepayment, which shall be not less than five (5) Trading Days from the date of the Optional Prepayment Notice. On the date fixed for prepayment (the “Optional Prepayment Date”), Borrower shall make payment of the Optional Prepayment Amount (as defined below) to or upon the order of Lender as may be specified by Lender in writing to Borrower. If Borrower exercises its right to prepay this Note, Borrower shall make payment to Lender of an amount in cash equal to 117.5% multiplied by the then Outstanding Balance of this Note (the “Optional Prepayment Amount”). In the event Borrower delivers the Optional Prepayment Amount to Lender prior to the Optional Prepayment Date or without delivering an Optional Prepayment Notice to Lender as set forth herein without Lender’s prior written consent, the Optional Prepayment Amount shall not be deemed to have been paid to Lender until the Optional Prepayment Date. In the event Borrower delivers the Optional Prepayment Amount without an Optional Prepayment Notice, then the Optional Prepayment Date will be deemed to be the date that is five (5) Trading Days from the date that the Optional Prepayment Amount was delivered to Lender and Lender shall be entitled to exercise its conversion rights set forth herein during such five (5) day period in which case the Optional Prepayment Amount shall be promptly returned to Borrower.

2.                                      Security. This Note is secured by that certain Security Agreement of even date herewith, as the same may be amended from time to time (the “Security Agreement”), executed by Borrower in favor of Lender encumbering all assets of Borrower, as more specifically set forth in the Security Agreement, all the terms and conditions of which are hereby incorporated into and made a part of this Note.

3.                                      Lender Optional Conversion.

3.1.                            Lender Conversions. Lender has the right at any time after the earlier of  the date that is six (6) months after the Purchase Price Date and the effective date of the Registration Statement (as defined in the Purchase Agreement) until the Outstanding Balance has been paid in full, including without limitation until any Optional Prepayment Date (even if Lender has received an Optional Prepayment Notice) or at any time thereafter with respect to any amount that is not prepaid, at its election, to convert (each instance of conversion is referred to herein as a “Lender Conversion”) all or any part of the Outstanding Balance into shares (“Lender Conversion Shares”) of fully paid and non-assessable common stock, $0.0001 par value per share (“Common Stock”), of Borrower as per the following conversion formula: the number of Lender Conversion Shares equals the amount being converted (the “Conversion Amount”) divided by the Conversion Price (as defined below). Conversion notices in the form attached hereto as Exhibit A (each, a “Lender Conversion Notice”) may be effectively delivered to Borrower by any method of Lender’s choice (including but not limited to facsimile, email, mail, overnight courier, or personal delivery, all in accordance with the notice provisions set forth in Section 21 hereof), and all Lender Conversions shall be cashless and not require further payment from Lender. Borrower shall deliver the Lender Conversion Shares from any Lender Conversion to Lender in accordance with Section 9 below.

3.2.                            Conversion Price. Subject to adjustment as set forth in this Note, the price at which Lender has the right to convert all or any portion of the Outstanding Balance into Common Stock is $1.00 per share of Common Stock (as adjusted for stock splits, combinations, reclassifications and the like) (the “Conversion Price”).

4.                                      Defaults and Remedies.

4.1.                            Defaults. The following are events of default under this Note (each, an “Event of Default”): (a) Borrower fails to pay any principal or any interest, fees, charges, or any other amount when due and payable hereunder, which default remains uncured for a period of one (1) Trading Day; (b) Borrower fails to deliver any Conversion Shares (as defined below) in accordance with the terms hereof, which default remains uncured for a period of five (5) Trading Days; (c) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) calendar days or shall not be dismissed or discharged within sixty (60) calendar days; (d) Borrower generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (e) Borrower makes a general assignment for the benefit of creditors; (f) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (g) an involuntary bankruptcy proceeding is commenced or filed against Borrower which is not dismissed or discharged within sixty (60) calendar days; (h) Borrower defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Borrower contained herein or in any other Transaction Document (as defined in the Purchase Agreement), other than those specifically set forth in this Section 4.1 and Section 4 of the Purchase Agreement, which default continues for a period of thirty (30) calendar days following notice by Lender to Borrower thereof; (i) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein or in any Transaction Document, is false, incorrect, incomplete or misleading in any material respect when made or furnished; (j) the occurrence of a Fundamental Transaction without Lender’s prior written consent; (k) Borrower fails to maintain the Share Reserve as required under the Purchase Agreement; (l) Borrower effectuates a reverse split of its Common Stock without twenty (20) Trading Days prior written notice to Lender (other than such splits effectuated to remain listed with NASDAQ); (m) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $1,000,000.00, and shall remain unpaid, unvacated, unbonded or unstayed for a period of thirty (30) calendar days unless otherwise consented to by Lender; (n) Borrower fails to be DWAC Eligible for more than thirty (30) calendar days; (o) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement, which default continues for a period of thirty (30) calendar days following the occurrence of the applicable breach; or (p) Borrower breaches any covenant or other term or condition contained in any Other Agreements, which default continues for a period of thirty (30) calendar days following notice by Lender to Borrower thereof. Notwithstanding the foregoing, the cure period set forth in 4.1(b) above shall only apply to the first three (3) occurrences and shall not apply to any occurrences thereafter.

4.2.                            Remedies. At any time and from time to time after Lender becomes aware of the occurrence of any Event of Default, Lender may apply the Default Effect and accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash. Notwithstanding the foregoing, at any time following the occurrence of any Event of Default, Lender may, at its option, elect to increase the Outstanding Balance by applying the Default Effect (subject to the limitation set forth below) via written notice to Borrower without accelerating the Outstanding Balance, in which event the Outstanding Balance shall be increased as of the date of the occurrence of the applicable Event of Default pursuant to the Default Effect, but the Outstanding Balance shall not be immediately due and payable unless so declared by Lender (for the avoidance of doubt, if Lender elects to apply the Default Effect pursuant to this sentence, it shall reserve the right to declare the Outstanding Balance immediately due and payable at any time and no such election by Lender shall be deemed to be a waiver of its right to declare the Outstanding Balance immediately due and payable as set forth herein unless otherwise agreed to by Lender in writing). Notwithstanding the foregoing, upon the occurrence of any Event of Default described in clauses (d), (e), (f), (g) or (h) of Section 4.1, the Outstanding Balance as of the date of acceleration shall become immediately and automatically due and payable in cash at the Outstanding Balance as automatically increased by the Default Effect, without any written notice required by Lender. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of 17% per annum or the maximum rate permitted under applicable law (“Default Interest”). For the avoidance of doubt, Lender may continue making Lender Conversions and Redemption Conversions (as defined below) at any time following an Event of Default until such time as the Outstanding Balance is paid in full. Borrower further acknowledges and agrees that Lender may continue making Conversions following the entry of any judgment or arbitration award in favor of Lender until such time that the entire judgment amount or arbitration award is paid in full. Additionally, following the occurrence of any Event of Default, Borrower may, at its option, pay any Lender Conversion in cash instead of Lender Conversion Shares by paying to Lender on or before the applicable Delivery Date (as defined below) a cash amount equal to the number of Lender Conversion Shares set forth in the applicable Lender Conversion Notice multiplied by the highest intra-day trading price of the Common Stock that occurs during the period beginning on the date the applicable Event of Default occurred and ending on the date of the applicable Lender Conversion Notice. In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 4.2. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Borrower’s failure to timely deliver Conversion Shares upon Conversion of the Note as required pursuant to the terms hereof.

5.                                      Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation (except as may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and by general principles of equity) of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments or Conversions called for herein in accordance with the terms of this Note.

6.                                      Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7.                                      Adjustment of Conversion Price and Minimum Redemption Price upon Subdivision or Combination of Common Stock. Without limiting any provision hereof, if Borrower at any time on or after the Purchase Price Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price and Minimum Redemption Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision hereof, if Borrower at any time on or after the Purchase Price Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price and Minimum Redemption Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 7 occurs during the period that a Conversion Price or Minimum Redemption Price is calculated hereunder, then the calculation of such Conversion Price or Minimum Redemption Price shall be adjusted appropriately to reflect such event.

8.                                      Borrower Redemptions.

8.1.                            Redemption Conversions. Beginning on the earlier of the date that is six (6) months after the Purchase Price Date and the effective date of the Registration Statement (as defined in the Purchase Agreement), Lender shall have the right, exercisable at any time in its sole and absolute discretion, to redeem a portion of the Note in any amount (such amount, the “Redemption Amount”) up to the Maximum Monthly Redemption Amount by providing Borrower with a notice substantially in the form attached hereto as Exhibit B (each, a “Redemption Notice”, and each date on which Lender delivers a Redemption Notice, a “Redemption Date”). For the avoidance of doubt, Lender may submit to Borrower one (1) or more Redemption Notices in any given calendar month, provided that the aggregate amount being redeemed in any calendar month does not exceed the Maximum Monthly Redemption Amount. Payments of each Redemption Amount may be made (a) in cash, or (b) by converting such Redemption Amount into shares of Common Stock (“Redemption Conversion Shares”, and together with the Lender Conversion Shares, the “Conversion Shares”) in accordance with this Section 8 (each, a “Redemption Conversion”) per the following formula: the number of Redemption Conversion Shares equals the portion of the applicable Redemption Amount being converted divided by the Conversion Price, or (c) by any combination of the foregoing, so long as the cash is delivered to Lender on or before the third Trading Day immediately following the applicable Redemption Date and the Redemption Conversion Shares are delivered to Lender on or before the applicable Delivery Date. Notwithstanding the foregoing, Borrower will not be entitled to elect a Redemption Conversion with respect to any portion of any applicable Redemption Amount and shall be required to pay the entire amount of such Redemption Amount in cash, if on the applicable Redemption Date, there is an Equity Conditions Failure, and such failure is not waived in writing by Lender. In addition, notwithstanding anything herein to the contrary, in the event the Closing Trade Price on the Trading Day immediately prior to any Redemption Date is less than the Minimum Redemption Price, then Borrower must deliver the entire Redemption Amount in cash or obtain Lender’s consent to deliver Conversion Shares at a price agreed upon by Borrower and Lender. If Borrower is required to pay a Redemption Amount in cash pursuant to this Section 8 but cannot make a cash payment as result of the terms and conditions of the Subordination Agreement and Borrower and Lender cannot agree on a price at which such Redemption Conversion Shares would be delivered, then such event shall be considered an Event of Default under Section 4. Notwithstanding that failure to repay this Note in full by the Maturity Date is an Event of Default, the Redemption Dates shall continue after the Maturity Date pursuant to this Section 8 until the Outstanding Balance is repaid in full, provided that the aggregate Redemption Amounts in any given calendar month following an Event of Default may exceed the Maximum Monthly Redemption Amount.

8.2.                            Allocation of Redemption Amounts. Following its receipt of a Redemption Notice, Borrower may either ratify Lender’s proposed allocation in the applicable Redemption Notice or elect to change the allocation by written notice to Lender by email or fax transmitted within two (2) Trading Days of its receipt of such Redemption Notice, so long as the sum of the cash payments and the amount of Redemption Conversions equal the applicable Redemption Amount. If Borrower fails to notify Lender of its election to change the allocation prior to the deadline set forth in the previous sentence it shall be deemed to have ratified and accepted the allocation set forth in the applicable Redemption Notice prepared by Lender. Borrower acknowledges and agrees that the amounts and calculations set forth thereon are subject to correction or adjustment because of error, mistake, or any adjustment resulting from an Event of Default or other adjustment permitted under the Transaction Documents (an “Adjustment”). Furthermore, no error or mistake in the preparation of such notices, or failure to apply any Adjustment that could have been applied prior to the preparation of a Redemption Notice may be deemed a waiver of Lender’s right to enforce the terms of any Note, even if such error, mistake, or failure to include an Adjustment arises from Lender’s own calculation. Borrower shall deliver the Redemption Conversion Shares from any Redemption Conversion to Lender in accordance with Section 9 below on or before each applicable Delivery Date. If Borrower elects to pay a Redemption Amount in cash, such payment must be delivered on or before the third Trading Day immediately following the Redemption Date. If Borrower elects to make a payment in cash and fails to make such payment by the required due date on two (2) separate occasions, Borrower shall lose the right to make payments of Redemption Amounts in cash in the future without Lender’s written consent.

9.                                      Method of Conversion Share Delivery. On or before the close of business on the third (3rd) Trading Day following each Redemption Date or the third (3rd) Trading Day following the date of delivery of a Lender Conversion Notice (the “Delivery Date”), Borrower shall, provided it is DWAC Eligible at such time, deliver or cause its transfer agent to deliver the applicable Conversion Shares electronically via DWAC to the account designated by Lender in the applicable Lender Conversion Notice or Redemption Notice. If Borrower is not DWAC Eligible, it shall deliver to Lender or its broker (as designated in the Lender Conversion Notice or Redemption Notice, as applicable), via reputable overnight courier, a certificate representing the number of shares of Common Stock equal to the number of Conversion Shares to which Lender shall be entitled, registered in the name of Lender or its designee. For the avoidance of doubt, Borrower has not met its obligation to deliver Conversion Shares by the Delivery Date unless Lender or its broker, as applicable, has actually received the certificate representing the applicable Conversion Shares no later than the close of business on the relevant Delivery Date pursuant to the terms set forth above. Moreover, and notwithstanding anything to the contrary herein or in any other Transaction Document, in the event Borrower or its transfer agent refuses to deliver any Conversion Shares to Lender on grounds that such issuance is in violation of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), Borrower shall deliver or cause its transfer agent to deliver the applicable Conversion Shares to Lender with a restricted securities legend, but otherwise in accordance with the provisions of this Section 9. In conjunction therewith, Borrower will also deliver to Lender a written opinion from its counsel or its transfer agent’s counsel opining as to why the issuance of the applicable Conversion Shares violates Rule 144.

10.                               Conversion Delays. If Borrower fails to deliver Conversion Shares in accordance with the timeframes stated in Section 9, Lender, at any time prior to selling all of those Conversion Shares may rescind in whole or in part that particular Conversion attributable to the unsold Conversion Shares, with a corresponding increase to the Outstanding Balance (any returned amount will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). In addition, for each Conversion, in the event that Conversion Shares are not delivered by the fourth Trading Day (inclusive of the day of the Conversion), a late fee equal to the greater of (a) $500.00 and (b) 2% of the applicable Conversion Share Value rounded to the nearest multiple of $100.00 (but in any event the cumulative amount of such late fees for each Conversion shall not exceed 200% of the applicable Conversion Share

Value) will be assessed for each day after the third Trading Day (inclusive of the day of the Conversion) until Conversion Share delivery is made; and such late fee will be added to the Outstanding Balance (such fees, the “Conversion Delay Late Fees”). For illustration purposes only, if Lender delivers a Conversion Notice to Borrower pursuant to which Borrower is required to deliver 100,000 Conversion Shares to Lender and on the Delivery Date such Conversion Shares have a Conversion Share Value of $20,000.00 (assuming a Closing Trade Price on the Delivery Date of $0.20 per share of Common Stock), then in such event a Conversion Delay Late Fee in the amount of $500.00 per day (the greater of $500.00 per day and $20,000.00 multiplied by 2%, which is $400.00) would be added to the Outstanding Balance of the Note until such Conversion Shares are delivered to Lender. For purposes of this example, if the Conversion Shares are delivered to Lender twenty (20) days after the applicable Delivery Date, the total Conversion Delay Late Fees that would be added to the Outstanding Balance would be $10,000.00 (20 days multiplied by $500.00 per day). If the Conversion Shares are delivered to Lender one hundred (100) days after the applicable Delivery Date, the total Conversion Delay Late Fees that would be added to the Outstanding Balance would be $40,000.00 (100 days multiplied by $500.00 per day, but capped at 200% of the Conversion Share Value).

11.                               Ownership Limitation. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, if at any time Lender shall or would be issued shares of Common Stock under any of the Transaction Documents, but such issuance would cause Lender (together with its affiliates) to beneficially own a number of shares exceeding 9.99% of the number of shares of Common Stock outstanding on such date (including for such purpose the shares of Common Stock issuable upon such issuance) (the “Maximum Percentage”), then Borrower must not issue to Lender shares of Common Stock which would exceed the Maximum Percentage. For purposes of this section, beneficial ownership of Common Stock will be determined pursuant to Section 13(d) of the 1934 Act. The shares of Common Stock issuable to Lender that would cause the Maximum Percentage to be exceeded are referred to herein as the “Ownership Limitation Shares”. Borrower will reserve the Ownership Limitation Shares for the exclusive benefit of Lender. From time to time, Lender may notify Borrower in writing of the number of the Ownership Limitation Shares that may be issued to Lender without causing Lender to exceed the Maximum Percentage. Upon receipt of such notice, Borrower shall be unconditionally obligated to immediately issue such designated shares to Lender, with a corresponding reduction in the number of the Ownership Limitation Shares. By written notice to Borrower, Lender may increase, decrease or waive the Maximum Percentage as to itself but any such waiver will not be effective until the 61st day after delivery thereof. The foregoing 61-day notice requirement is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Lender.

12.                               Issuance Cap. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, Borrower and Lender agree that the total cumulative number of shares of Common Stock issued to Lender hereunder may not exceed the requirements of Nasdaq Listing Rule 5635(d) (“Nasdaq 19.99% Cap”), except that such limitation will not apply following Approval (defined below) or if Borrower obtains from its counsel (or if Lender obtains from its counsel) a written opinion that the Approval is not required. If the number of Conversion Shares issued to Investor reaches the Nasdaq 19.99% Cap, so as not to violate the 20% limit established in Listing Rule 5635(d), Borrower will use its best efforts to obtain stockholder approval of the Note and the issuance of the Conversion Shares, if necessary, in accordance with the requirements of Nasdaq Listing Rule 5635(d) or a waiver from Nasdaq (the “Approval”). If the Borrower is unable to obtain such Approval, any remaining Outstanding Balance of this Note must be repaid in cash when due and payable.

13.                               Payment of Collection Costs. If this Note is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or enforced through any arbitration or legal proceeding, or Lender otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note, then Borrower shall pay the reasonable and documented out-of-pocket costs incurred by Lender for such collection, enforcement or action including, without limitation, reasonable and documented attorneys’ fees and disbursements. Borrower also agrees to pay for any costs, fees or charges of its transfer agent that are charged to Lender pursuant to any Conversion or issuance of shares pursuant to this Note.

14.                               Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Lender has the right to have any such opinion provided by its counsel

15.                               Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

16.                               Resolution of Disputes.

16.1.                     Arbitration of Disputes. By its acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

16.2.                     Calculation Disputes. Notwithstanding the Arbitration Provisions, in the case of a dispute as to any Calculation (as defined in the Purchase Agreement), such dispute will be resolved in the manner set forth in the Purchase Agreement.

17.                               Cancellation. After repayment or conversion of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

18.                               Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

19.                               Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by Lender without the consent of Borrower.

20.                               Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Note and the documents and instruments entered into in connection herewith.

21.                               Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

22.                               Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Lender’s and Borrower’s expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144).

23.                               Waiver of Jury Trial. EACH OF LENDER AND BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

24.                               Voluntary Agreement. Borrower has carefully read this Note and has asked any questions needed for Borrower to understand the terms, consequences and binding effect of this Note and fully understand them. Borrower has had the opportunity to seek the advice of an attorney of Borrower’s choosing, or has waived the right to do so, and is executing this Note voluntarily and without any duress or undue influence by Lender or anyone else.

25.                               Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

JAGUAR ANIMAL HEALTH, INC.

By:	/s/ Lisa A. Conte
Name:	Lisa A. Conte
Title:	President and CEO

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

CHICAGO VENTURE PARTNERS, L.P.

By:	Chicago Venture Management, L.L.C.,
its General Partner

	By:	CVM, Inc., its Manager

		By:	/s/ John M. Fife
John M. Fife, President

[Signature Page to Secured Convertible Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1.                             “Bloomberg” means Bloomberg L.P. (or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation selected by Lender and reasonably satisfactory to Borrower).

A2.                             “Closing Bid Price” and “Closing Trade Price” means the last closing bid price and last closing trade price, respectively, for the Common Stock on its principal market, as reported by Bloomberg, or, if its principal market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of the Common Stock prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if its principal market is not the principal securities exchange or trading market for the Common Stock, the last closing bid price or last trade price, respectively, of the Common Stock on the principal securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of the Common Stock in the over-the-counter market on the electronic bulletin board for the Common Stock as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for the Common Stock by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for the Common Stock as reported by OTC Markets Group, Inc., and any successor thereto. If the Closing Bid Price or the Closing Trade Price cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Trade Price (as the case may be) of the Common Stock on such date shall be the fair market value as mutually determined by Lender and Borrower. If Lender and Borrower are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved in accordance with the procedures in Section 16.2. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

A3.                             “Conversion” means a Lender Conversion under Section 3 or a Redemption Conversion under Section 8.

A4.                             “Conversion Share Value” means the product of the number of Conversion Shares deliverable pursuant to any Conversion multiplied by the Closing Trade Price of the Common Stock on the Delivery Date for such Conversion.

A5.                             “Default Effect” means multiplying the Outstanding Balance as of the date the applicable Event of Default occurred by 17.5%.

A6.                             “DTC” means the Depository Trust Company or any successor thereto.

A7.                             “DTC Eligible” means, with respect to the Common Stock, that such Common Stock is eligible to be deposited in certificate form at the DTC, cleared and converted into electronic shares by the DTC and held in the name of the clearing firm servicing Lender’s brokerage firm for the benefit of Lender.

A8.                             “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A9.                             “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A10.                      “DWAC Eligible” means that (a) Borrower’s Common Stock is eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system, (b) Borrower has been approved (without revocation) by DTC’s underwriting department, (c) Borrower’s transfer agent is approved as an agent in the DTC/FAST Program, (d) the Conversion Shares are otherwise eligible for delivery via DWAC; (e) Borrower has previously delivered all Conversion Shares to Lender via DWAC; and (f) Borrower’s transfer agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

A11.                      “Equity Conditions Failure” means that any of the following conditions has not been satisfied during any applicable Equity Conditions Measuring Period (as defined below): (a) with respect to the applicable date of determination all of the Conversion Shares would be freely tradable either under an effective registration statement or under Rule 144 (in each case, disregarding any limitation on conversion of this Note); (b) on each

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applicable Redemption Date (the “Equity Conditions Measuring Period”), the Common Stock is listed or designated for quotation (as applicable) on any of NYSE, NASDAQ, OTCQX, or OTCQB (each, an “Eligible Market”); (c) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 11 hereof (Lender acknowledges that Borrower shall be entitled to assume that this condition has been met for all purposes hereunder absent written notice from Lender); (d) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (e)  Borrower shall have no knowledge of any fact that would reasonably be expected to cause any of the Conversion Shares to not be freely tradable without the need for registration under any applicable state securities laws (in each case, disregarding any limitation on conversion of this Note); and (f) the Common Stock shall be DWAC Eligible as of each applicable Redemption Date or other date of determination.

A12.                      “Excluded Securities” means any shares of Common Stock, options, or convertible securities issued or issuable in connection with any Approved Stock Plan; provided that the option term, exercise price or similar provisions of any issuances pursuant to such Approved Stock Plan are not amended, modified or changed on or after the Purchase Price Date.

A13.                      “Fundamental Transaction” means that, except in connection with the transactions contemplated by the Merger Agreement and the S-4 Transactions, (a) (i) Borrower shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, or (ii) Borrower shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, or (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), or (iv) Borrower shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), or (v) Borrower shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Stock, other than an increase in the number of authorized shares of Borrower’s Common Stock, or (b)  any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower.

A14.                      “Maximum Monthly Redemption Amount” means $350,000.00, which is the maximum aggregate Redemption Amount that may be redeemed in any calendar month.

A15.                      “Merger Agreement” means the Agreement and Plan of Merger, dated March 31, 2017, by and among Napo Pharmaceuticals, Inc., a Delaware corporation, the Company and Napo Acquisition Corporation, a Delaware corporation, as amended.

A16.                      “Merger Closing Date” means the date upon which the merger contemplated by the Merger Agreement is consummated and has become effective.

A17.                      “Minimum Redemption Price” means $1.15 per share of Common Stock.

A18.                      “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Borrower’s ongoing business operations, but in all cases, excluding the Lender Conversion Shares and Redemption Conversion Shares.

A19.                      “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion, offset, or otherwise, plus the OID, the Transaction Expense Amount, accrued but unpaid interest, collection and enforcements costs (including

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attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees related to Conversions, and any other fees or charges (including without limitation Conversion Delay Late Fees) incurred under this Note.

A20.                      “Purchase Price Date” means the date the Purchase Price is delivered by Lender to Borrower.

A21.                      “S-4 Transactions” means any and all transactions individually or in the aggregate and documents and agreements referenced and/or filed as exhibits as disclosed or contemplated in that certain Form S-4 Registration Statement relating to the Borrower and filed with the United States Securities and Exchange Commission on April 18, 2017, as amended, modified or supplemented from time to time

A22.                      “Trading Day” means any day on which the New York Stock Exchange is open for trading.

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EXHIBIT A

Chicago Venture Partners, L.P.

303 East Wacker Drive, Suite 1040

Chicago, Illinois 60601

Jaguar Animal Health, Inc.	Date:
Attn: Lisa A. Conte, CEO
201 Mission Street, Suite 2375
San Francisco, CA 94105

LENDER CONVERSION NOTICE

The above-captioned Lender hereby gives notice to Jaguar Animal Health, Inc., a Delaware corporation (the “Borrower”), pursuant to that certain Secured Convertible Promissory Note made by Borrower in favor of Lender on May 30, 2017 (the “Note”), that Lender elects to convert the portion of the Note balance set forth below into fully paid and non-assessable shares of Common Stock of Borrower as of the date of conversion specified below. Said conversion shall be based on the Conversion Price set forth below. In the event of a conflict between this Lender Conversion Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Lender Conversion Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

A.	Date of Conversion:
B.	Lender Conversion #:
C.	Conversion Amount:
D.	Conversion Price: $1.00 (as may be adjusted pursuant to the terms of the Note)
E.	Lender Conversion Shares: (C divided by D)
F.	Remaining Outstanding Balance of Note: *

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Lender Conversion Notice and such Transaction Documents.

Please transfer the Lender Conversion Shares electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account #:
Account Name:

To the extent the Lender Conversion Shares are not able to be delivered to Lender electronically via the DWAC system, deliver all such certificated shares to Lender via reputable overnight courier after receipt of this Lender Conversion Notice (by facsimile transmission or otherwise) to:

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Sincerely,

Lender:

CHICAGO VENTURE PARTNERS, L.P.

By:	Chicago Venture Management, L.L.C.,
its General Partner

	By:	CVM, Inc., its Manager

By:
John M. Fife, President

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EXHIBIT B

Chicago Venture Partners, L.P.

303 East Wacker Drive, Suite 1040

Chicago, Illinois 60601

Jaguar Animal Health, Inc.	Date:
Attn: Lisa A. Conte, CEO
201 Mission Street, Suite 2375
San Francisco, CA 94105

REDEMPTION NOTICE

The above-captioned Lender hereby gives notice to Jaguar Animal Health, Inc., a Delaware corporation (the “Borrower”), pursuant to that certain Secured Convertible Promissory Note made by Borrower in favor of Lender on May 30, 2017 (the “Note”), that Lender elects to redeem a portion of the Note in Redemption Conversion Shares or in cash as set forth below. In the event of a conflict between this Redemption Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Redemption Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

REDEMPTION INFORMATION

A.	Redemption Date: , 201
B.	Redemption Amount:
C.	Portion of Redemption Amount to be Paid in Cash:
D.	Portion of Redemption Amount to be Converted into Common Stock: (B minus C)
E.	Closing Trade Price for Trading Day Immediately Prior to Redemption Date:
F.	Conversion Price: $1.00 (used if E is greater than or equal to $1.15) (as may be adjusted pursuant to the terms of the Note)
G.	Proposed Conversion Price: (used if E is less than $1.15 and Borrower desires to pay in Redemption Conversion Shares)
H.	Redemption Conversion Shares: (D divided by F or G, as applicable)
I.	Remaining Outstanding Balance of Note: *

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Redemption Notice and such Transaction Documents.

2.                                      EQUITY CONDITIONS CERTIFICATION (Section to be completed by Borrower)

(Check One)

A.             ☐ Borrower herby certifies that no Equity Conditions Failure exists as of the applicable Redemption Date.

B.             ☐ Borrower hereby gives notice that an Equity Conditions Failure has occurred and requests a waiver from Lender with respect thereto. The Equity Conditions Failure is as follows:

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Please transfer the Redemption Conversion Shares, if applicable, electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account #:
Account Name:

To the extent the Redemption Conversion Shares are not able to be delivered to Lender electronically via the DWAC system, deliver all such certificated shares to Lender via reputable overnight courier after receipt of this Redemption Notice (by facsimile transmission or otherwise) to:

Sincerely,

Lender:

CHICAGO VENTURE PARTNERS, L.P.

By:	Chicago Venture Management, L.L.C.,
its General Partner

	By:	CVM, Inc., its Manager

By:
John M. Fife, President

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